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                                                                   Exhibit 10.58

                                                       PERSONAL AND CONFIDENTIAL


                                   May 3, 2000



Mr. James C. Mullen
138 Richardson Drive
Needham, MA 02492

Dear Jim:

As a follow-up to our conversation last Friday, I am pleased to confirm that the Board of Directors has approved your appointment as President and Chief Executive Officer of Biogen, Inc., effective June 16, 2000.

Concurrent with the effective date of your appointment, the Board of Directors has also approved an adjustment in your annual base salary to $700,000, and has established a target of 90% of your base salary for your cash bonus in 2000. In addition, you will be granted an option to purchase 250,000 shares of Biogen Common Stock, effective June 16, 2000, with a seven-year, straight-line vesting schedule.

Jim, on behalf of the other members of the Board, I wish you the best of success as you take over the leadership of Biogen next month.

In the interim, please let me know how I can assist you in the transition to your new role.

                                            Sincerely,


                                            /s/ James L. Vincent
                                            James L. Vincent
                                            Chairman and Chief Executive Officer
JLV:bk